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Exhibit 21

Subsidiaries of the Registrant

Organized Under Law Of
Silicon Laboratories Australia Pty Ltd.	Australia
Silicon Laboratories Tecnologia Brasil Ltda.	Brazil
Silicon Laboratories Canada Inc.	Canada
Shenzhen Silicon Laboratories Technology Co. Ltd.	China
Silicon Laboratories Denmark Aps	Denmark
Silicon Laboratories Finland Oy	Finland
Silicon Laboratories France SAS	France
Silicon Laboratories GmbH	Germany
Silicon Laboratories Asia Pacific, Limited	Hong Kong
Silicon Laboratories Hungary Korlátolt Felelősségű Társaság	Hungary
Silicon Laboratories Semiconductors India Private Limited	India
Silicon Laboratories Italy, S.r.l.	Italy
Silicon Laboratories Y.K.	Japan
Silicon Laboratories Norway AS	Norway
Silicon Laboratories International Pte. Ltd.	Singapore
Silicon Laboratories UK Limited	United Kingdom
Telegesis (UK) Limited	United Kingdom
Silicon Labs Spectra, Inc.	State of California
Silicon Laboratories Technology, LLC	State of Delaware
Silicon Labs Ember, Inc.	State of Delaware
Zentri, Inc.	State of Delaware
Z-Wave Alliance, LLC.	State of Delaware
Micrium LLC	State of Florida

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  Exhibit 21
Subsidiaries of the Registrant